Exhibit 10.2

Certain information in this document identified by brackets has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Execution Version

SEPARATION AND DISTRIBUTION AGREEMENT

This Separation and Distribution Agreement (this “Agreement”), dated as of November 6, 2026, is entered into by and between Spruce Biosciences, Inc., a Delaware corporation (the “Company”), and Adrenyx Biosciences, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“NewCo”). The Company and NewCo are referred to herein, collectively, as the “Parties,” and, individually, as a “Party.” Certain capitalized terms used herein are defined in Exhibit A.

Recitals

A. The Board of Directors of the Company (the “Board”) has determined that it is appropriate, desirable, and in the best interests of the Company and its stockholders that the SPR202 Business (as defined herein) be separated from the Company’s other businesses and conducted by NewCo as an independent company (the “Separation”), resulting in, following the completion of the Distribution (as defined below), two separate publicly traded companies.

B. To effect the Separation, (i) the Company will contribute, assign, transfer, convey, and deliver to NewCo, and NewCo will accept and assume from the Company, the Contributed Assets and the Contributed Liabilities (the “Contribution”) and (ii) NewCo will issue to the Company shares of NewCo Common Stock constituting 100% of the issued and outstanding capital stock of NewCo as of the Contribution Effective Time, in each case, on the terms and subject to the conditions set forth in this Agreement.

C. In connection with the Separation, and substantially concurrently with the Contribution Effective Time (but subject to and conditioned upon the Contribution), NewCo entered into certain convertible debt financing arrangements of up to $10,000,000 with the Lead Purchaser (as defined in the Note Financing Documents)(the “Note Financing”) pursuant to a Secured Convertible Note Purchase Agreement and Secured Convertible Promissory Note(s) (together, the “Note Financing Documents”), in order to fund NewCo’s working capital and operations following the Separation.

D. Following the completion of the Separation and the Note Financing, the Company intends to distribute to the Record Holders on a pro rata basis all of the shares of NewCo Common Stock held by the Company (the “Distribution”) on the terms and subject to the conditions set forth in this Agreement.

E. It is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation, the Distribution and the Note Financing and to set forth certain other agreements that will, following the Distribution, govern certain matters relating to the Separation and the Distribution and the Note Financing and the relationship of the Company, NewCo and their respective Affiliates.

F. (i) The Board has (x) determined that the Separation, the Note Financing, the Distribution and the other transactions contemplated by this Agreement and the Ancillary Agreements have a valid business purpose, are in furtherance of and consistent with its business strategy and are in the best interests of the Company and its stockholders and (y) approved this Agreement and each of the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby and (ii) the board of directors of NewCo has approved this Agreement and each of the Ancillary Agreements to which NewCo is a party and the consummation of the transactions contemplated hereby and thereby.

G. The Parties acknowledge that the Separation and the Distribution are components of an integrated plan and that this Agreement and the Ancillary Agreements represent the integrated agreement of the Parties relating to the Separation and the Distribution; each has been, or will be, entered into in contemplation of the other, and neither would have been entered into independently.

H. For U.S. federal income tax purposes, it is the intention of the Parties that the Contribution and the Distribution, taken together, shall be treated as a taxable transaction to the Company for U.S. federal income tax purposes, with the Company recognizing gain or loss (if any) under Section 311(b) of the Code on the deemed distribution of NewCo Common Stock to the Company’s stockholders.

I. The Parties intend that the Distribution be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and, in the event the Distribution is not so exempt, NewCo shall instead register the issuance of securities in the Distribution on a registration statement on Form S-1 under the Securities Act.

Now, Therefore, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

Article 1

THE SEPARATION

1.1 Contribution of Assets. Upon the terms and subject to the conditions of this Agreement, effective as of the Contribution Effective Time, the Company shall and hereby does contribute, assign, transfer, convey, and deliver to NewCo, and NewCo shall accept from the Company, all of the Company’s right, title, and interest in and to all of the Contributed Assets, free and clear of all Liens other than Permitted Liens. The Company is not contributing, and NewCo is not acquiring, any of the Retained Assets.

1.2 Assumption of Liabilities. Effective as of the Contribution Effective Time, NewCo shall and hereby does accept and assume the Contributed Liabilities, in each case regardless of (a) when or where such Liabilities arose or arise, (b) where or against whom such Liabilities are asserted or determined, (c) which entity is named in any action associated with any Liability, and (d) whether the facts on which such Liabilities are based occurred prior to, on, or after the date hereof. Except for the Contributed Liabilities, NewCo shall not assume, and shall have no responsibility or liability of any kind for, any Liability of the Company Group, including the Retained Liabilities, whether arising before, on, or after the Contribution Effective Time. From and after the Contribution Effective Time, NewCo shall perform, discharge, and fulfill all of the Contributed Liabilities in accordance with their respective terms.

1.3 Retained Liabilities. The Company shall retain, and shall continue to be responsible for, all Retained Liabilities. NewCo shall not assume or have any responsibility or liability with respect to any Retained Liability.

1.4 Issuance of NewCo Common Stock. As of the Contribution Effective Time, in consideration for the Contribution, NewCo shall have issued to the Company, 10,000,000 shares of NewCo Common Stock (the “NewCo Shares”), and the NewCo Shares shall constitute 100% of the issued and outstanding capital stock of NewCo as of the Contribution Effective Time. The Parties acknowledge and agree that the distribution of the NewCo Shares to the Company’s stockholders shall be governed by and subject to the terms and conditions set forth in Article 2 hereof.

1.5 Conditions Precedent to the Contribution. The obligations of the Parties to consummate the Contribution, and the occurrence of the Contribution Effective Time, are subject to the satisfaction (or written waiver by both Parties) of each of the following conditions: (a) the Required Consents set forth on Schedule 1.5 shall have been obtained and shall remain in full force and effect as of the Contribution Effective Time; and (b) the initial closing of the Note Financing on the terms set forth in the Note Financing Documents shall occur substantially concurrently with the Contribution Effective Time. The Parties hereby acknowledge and agree that, as of the date of this Agreement, each of the Required Consents has been obtained and delivered by the Company and is sufficient in form and substance to satisfy the condition set forth in clause (a) of this Section 1.5, subject to such Required Consent remaining in full force and effect through the Contribution Effective Time.

1.6 Ancillary Agreements. In connection with, but subject to the occurrence of the Contribution Effective Time, the Parties shall execute and deliver:

(a) the Transition Services Agreement, in substantially the form attached hereto as Exhibit B (subject to such modifications or additions thereto as may be mutually agreed by the Parties);

(b) a Bill of Sale by and between the Parties providing for the contribution of the Contributed Assets, in substantially the form attached hereto as Exhibit C;

(c) an Assignment and Assumption Agreement by and between the Parties providing for the assignment and assumption of the Contributed Liabilities, in substantially the form attached hereto as Exhibit D; and

(d) an Intellectual Property Assignment Agreement (the “IP Assignment Agreement”), in substantially the form attached hereto as Exhibit E.

1.7 Cooperation and Further Assurances.

(a) In addition to and without limiting the actions specifically provided for elsewhere in this Agreement and subject to the limitations expressly set forth in this Agreement, each of the Parties shall cooperate with each other and shall use (and shall cause its respective Group to use) commercially reasonable efforts to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as reasonably practicable.

(b) Without limiting the foregoing:

(i) any consent fees, transfer taxes or other consideration required to be paid or issued to a Third Party in connection with obtaining a Required Consent shall be allocated between the Parties as set forth in Schedule 1.7(b)(i), subject to Section 1.10;

(ii) other than a Required Consent (which shall be governed by Section 1.7(b)(i) above), with respect to any consent, substitution or amendment required to novate, transfer or assign any Assets that constitute Contributed Assets or Liabilities that constitute Contributed Liabilities so that NewCo will be the sole beneficial owner of such Assets or solely responsible for such Liabilities, as applicable, each Party, at the request of the other Party, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, such consent, substitution or amendment as soon as reasonably practicable; provided, however, that except as expressly provided in any of the Ancillary Agreements, or as otherwise agreed between the Parties, neither the Company nor NewCo shall be obligated to make any payment, incur any Liability or offer or grant any accommodation (financial or otherwise, regardless of any provision to the contrary in any underlying Contract, including any requirements for the securing or posting of any bonds, letters of credit or similar instruments, or the furnishing of any guarantees) to any Third Party from whom any such consent, substitution or amendment is requested;

(iii) if, at any time after the Contribution Effective Time, a Party identifies any Retained Assets or Retained Liabilities held by NewCo, then NewCo shall as promptly as practicable transfer such assets or liabilities to the Company (at NewCo’s sole expense) for no additional consideration, and the Company shall accept such transfer.

(iv) if, at any time after the Contribution Effective Time, a Party identifies any Contributed Assets or Contributed Liabilities held by the Company Group, then the Company shall (or shall cause its applicable Subsidiary to) as promptly as practicable transfer such assets or liabilities to NewCo (at the Company’s sole expense) for no additional consideration, and NewCo shall accept such transfer; and

(v) to the fullest extent permissible under applicable Law, NewCo hereby waives compliance by the Company with the requirements of any “bulk-sale” or “bulk-transfer” laws of any jurisdiction that may be applicable with respect to the transfer of any Contributed Assets to NewCo.

1.8 Transfer of Assets and Liabilities Subject to Consent. Notwithstanding anything to the contrary in this Agreement, if the transfer, assignment, conveyance or assumption of any Contributed Asset or Contributed Liability would be a violation of applicable Law or require the consent or approval of a third party (other than the Required Consents) that has not been obtained as of the Contribution Effective Time, such Contributed Asset or Contributed Liability shall not be transferred, assigned, conveyed or assumed at the Contribution Effective Time but shall remain with the Company Group until such time as all legal impediments are removed or such consent or approval is obtained, at which time such Contributed Asset shall be transferred, assigned, or conveyed to NewCo. Until any such legal impediments are removed or such consent or approval is obtained, (a) the Company shall (or shall cause its applicable Subsidiary to) hold such Asset for the use and benefit of NewCo, and (b) NewCo shall, subject to Section 1.10, pay or reimburse the Company for all out-of-pocket costs and expenses paid or incurred in connection with the retention of such Asset or Liability; provided, that for the avoidance of doubt, the Company shall not be required to bear any unreimbursed cost, expense, or Liability in connection with its obligations under this Section 1.8. In addition, the Company or NewCo, as applicable, shall (or shall cause its applicable Subsidiary to) treat, insofar as reasonably practicable and to the extent permitted by applicable Law, such Asset or Liability in the ordinary course of business in accordance with past practice and take such other reasonably requested actions in order to place NewCo or the Company, insofar as reasonably practicable and to the extent permitted by applicable Law, in the same position as if such Asset or Liability had been transferred or assumed as contemplated hereby, and so that all the benefits and burdens relating to such Asset or Liability, including possession, use, risk of loss, potential for income and gain, and dominion, control and command over such Asset or Liability, are to inure from and after the Contribution Effective Time to NewCo. Notwithstanding the foregoing, any such Contributed Asset or Contributed Liability shall continue to constitute a Contributed Asset or Contributed Liability, as applicable, for all other purposes of this Agreement.

1.9 Settlement of Intercompany Accounts. The Parties acknowledge that, prior to the Distribution Effective Time, the Company will have paid or incurred certain expenses on behalf of NewCo (including legal, accounting, tax and other professional fees), resulting in certain Intercompany Accounts owed by NewCo to the Company, subject to Section 1.10. Each Intercompany Account which exists and is reflected immediately prior to the Distribution Effective Time in any general ledger account or other records of the Company, NewCo or any of their respective Affiliates, shall, subject to Section 1.10, be: (a) closed prior to or as of the Distribution Effective Time and satisfied or settled within thirty (30) days following the Distribution Date by the relevant members of the Company Group and the NewCo Group by (i) payment to the relevant obligee or (ii) reimbursement of the Company Group by the NewCo Group or (b) otherwise terminated effective as of the Distribution Effective Time. For the avoidance of doubt, the obligation to satisfy, settle or terminate Intercompany Accounts shall survive the Distribution Effective Time. The Parties confirm that (i) there are no intercompany agreements between the Company Group and the NewCo Group as of the date hereof, other than this Agreement and the Ancillary Agreements (including the Transition Services Agreement) and (ii) the Intercompany Accounts owed by NewCo to the Company will consist of expenses incurred by the Company directly on behalf of NewCo (including legal, accounting, tax and other professional fees) or the Contributed Assets and not in respect of any fees or expenses incurred solely on behalf of, or solely for the benefit of, the Company.

1.10 Settlement of Intercompany Accounts. Notwithstanding anything contained in Section 1.2, Section 1.7(b), Section 1.8, Section 1.9, Section 2.1(a)(ii), Section 5.2, Section 6.1(a), Schedule 1.7(b)(i) or any other provision of this Agreement to the contrary or in Section 6 of the

Assignment and Assumption Agreement, the aggregate liability of NewCo and the other members of the NewCo Group (whether by payment, reimbursement, indemnification, Intercompany Account or otherwise) for, without duplication, (i) any consent fees, transfer taxes or other consideration required to be paid or issued to a Third Party in connection with obtaining a Required Consent (including the Avenue Capital Cash Payment), (ii) expenses resulting in Intercompany Accounts and (iii) all reasonable and documented out-of-pocket fees, costs and expenses incurred or arising on or prior to the Distribution Date primarily in connection with the preparation, execution, delivery, printing and implementation of this Agreement and the Registration Statement (including the Information Statement and the carve-out financial statements required to be included therein), and the Separation and the Distribution and the consummation of the transactions contemplated hereby and thereby (clauses (i), (ii) and (iii), the “Requisite Expenses”) shall not exceed $3,500,000 (the “Cap”); provided that in no event shall this Section 1.10 or the Cap apply (x) in the event of NewCo’s Fraud or willful misconduct or (y) to any fees or expenses payable by NewCo under the Transition Services Agreement. The Company shall be solely responsible for all Requisite Expenses in excess of the Cap, and such excess shall (x) be deemed a Retained Liability, (y) not constitute a Contributed Liability or an Intercompany Account, and (z) not be recoverable from any member of the NewCo Group.

Article 2

THE DISTRIBUTION

2.1 Actions on or Prior to the Distribution Date.

(a) Prior to the Distribution Date, the Company and NewCo shall prepare and, in accordance with applicable Law, file with the SEC the Registration Statement, including the Information Statement, amendments, supplements and any such other documentation which is necessary or desirable to effectuate the Distribution, and shall each use reasonable best efforts to obtain all necessary approvals from the SEC and to cause the Registration Statement to be filed with the SEC and to become effective, as promptly as reasonably practicable. In furtherance of the foregoing:

(i) the Company shall provide NewCo, and NewCo shall provide the Company, with such information concerning itself, its business, operations, and management, and the transactions contemplated hereby, as may be reasonably requested by the other Party for inclusion in the Registration Statement (including the Information Statement);

(ii) the Company and NewCo shall cooperate in the preparation of the carve-out financial statements and any other financial statements of NewCo or the SPR202 Business that are required to be included in the Registration Statement in connection with the Distribution, including by providing reasonable access to books, records, and personnel, and by facilitating engagement with NewCo’s independent auditors and, unless otherwise agreed by the Parties, NewCo shall bear the costs of preparing and auditing such carve-out financial statements;

(iii) each Party shall promptly notify the other Party of, and shall cooperate with respect to, any comments received from the SEC or any other Governmental Entity with respect to the Registration Statement, and shall provide the other Party with a reasonable opportunity to review and comment on any proposed responses to such comments and any amendments or supplements to the Registration Statement prior to filing, which comments the responding Party shall consider in good faith; and

(iv) the Company and NewCo shall prepare, file with the SEC and cause to become effective any registration statements or amendments thereto required to effect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the transactions contemplated by this Agreement.

(b) Subject to the terms and conditions of this Agreement, applicable Law, and the rules and regulations of the Nasdaq, the Board shall set the Record Date in accordance with the terms of this Agreement and establish any appropriate procedures in connection with the Distribution.

(c) The Company shall enter into a distribution agent agreement with the Distribution Agent or otherwise provide instructions to the Distribution Agent regarding the Distribution.

(d) To the extent not already approved and effective, NewCo shall use commercially reasonable efforts to have approved and made effective the application for the original listing on the Nasdaq Stock Market (“Nasdaq”) of the NewCo Common Stock to be distributed in the Distribution, subject to official notice of distribution.

(e) Nothing in this Section 2.1 shall be deemed to shift or otherwise impose liability for any portion of the Information Statement to the Company.

2.2 Distribution. On or prior to the Distribution Effective Time, NewCo shall take such actions (including by way of a stock split, reverse stock split or stock dividend in respect of the NewCo Common Stock) as the Board determines to be necessary or advisable or the Company otherwise reasonably requests to give effect to the Distribution Ratio approved by the Board and as may otherwise be necessary to ensure that the Company holds the requisite number of shares of NewCo Common Stock as of immediately prior to the Distribution Effective Time to effect the Distribution. Subject to the conditions and other terms set forth in this Article 2, the Company shall cause the Distribution Agent, on the Distribution Date, to make the Distribution, including by crediting the appropriate number of shares of NewCo Common Stock to book-entry accounts for each Record Holder or, subject to proper compliance by such Record Holder with any applicable procedures established by the Distribution Agent, any designated transferee or transferees of such Record Holder. For clarity, the Distribution shall only be made to the Record Holders (and not any holder who holds shares of Company Common Stock indirectly through a broker or other nominee), and accordingly stockholders of the Company who hold shares of the Company Common Stock through a broker or other nominee will receive shares of NewCo Common Stock solely by means of the applicable broker or nominee crediting such shares to their respective accounts with such broker or nominee. No action by any Record Holder shall be necessary to receive the applicable number of shares of NewCo Common Stock to which such stockholder is entitled in the Distribution. Notwithstanding anything to the contrary in this Agreement, any Ancillary Agreement, the Note Financing Documents or the organizational documents of NewCo, at any time prior to the Distribution Effective Time, the Company (in its

sole discretion) may cause NewCo to amend or amend and restate its certificate of incorporation, bylaws or other organizational documents to include lock-up and transfer restriction restrictions that are agreed to, in writing, by the Company and NewCo (with NewCo acting by unanimous approval of the Board).

2.3 Fractional Shares. No fractional shares of NewCo Common Stock will be issued or distributed in the Distribution, and no certificates or book-entry authorizations representing any such fractional shares will be issued. In lieu of any fractional share of NewCo Common Stock that a stockholder of the Company would otherwise be entitled to receive in the Distribution (after aggregating all shares of NewCo Common Stock, including any fractional share interests, to which such stockholder would otherwise be entitled based on such stockholder’s aggregate holdings of Company Common Stock as of the Record Date), the number of shares of NewCo Common Stock to be received by such stockholder in the Distribution shall be rounded down to the nearest whole share, and no cash, other property, or other consideration will be paid or distributed to any stockholder in respect of any such fractional share interest so eliminated. Any shares of NewCo Common Stock that are not distributed in the Distribution as a result of the rounding described in this Section 2.3 shall be retained by the Company and, promptly following the Distribution Effective Time, surrendered to NewCo for cancellation for no consideration.

2.4 Sole and Absolute Discretion of the Company. Notwithstanding anything in this Agreement or any Ancillary Agreement to the contrary, (a) the Company, in its sole and absolute discretion, shall determine the Distribution Date, the Distribution Effective Time, and all other terms of the Distribution, including the form, structure, and terms of any transactions and/or offerings to effect the Distribution and the timing of and conditions to the consummation thereof, (b) the Company may, at any time and from time to time until the completion of the Distribution, decide to abandon the Distribution or modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution; and (c) without limiting the foregoing, the Company shall have the right not to complete the Distribution if, at any time prior to the Distribution Effective Time, the Board shall have determined, in its sole and absolute discretion, that the Distribution is not in the best interests of the Company or its stockholders, that another strategic alternative is in the best interests of the Company or its stockholders, or that it is not advisable at that time for the SPR202 Business to separate from the Company or otherwise for the Distribution not to be completed.

2.5 Conditions Precedent to the Distribution. Subject to Section 2.4, the obligation of the Company to consummate the Distribution is subject to prior or simultaneous satisfaction, or, to the extent permitted by applicable Law, waiver by the Company, in its sole and absolute discretion, of the following conditions:

(a) the Contribution shall have been completed in accordance with the terms of this Agreement, including, for the avoidance of doubt, that the transfers of Contributed Assets and assumptions of Contributed Liabilities described in Sections 1.1 and 1.2 shall have been completed;

(b) the initial closing of the Note Financing shall have occurred, and the funding required at such initial closing shall have been made in accordance with the Note Financing Documents;

(c) the SEC shall have declared effective the Registration Statement on Form 10 (or Form S-1, as applicable), no stop order relating thereto shall be in effect, no proceedings seeking any such stop order shall be pending before or threatened by the SEC, and the Information Statement shall have been distributed to holders of the Company Common Stock; provided, that if the Distribution is intended to be effected in reliance on an exemption from such registration requirements, the Parties shall have obtained such advice of counsel as the Board deems necessary or advisable confirming the availability of such exemption;

(d) prior to the Distribution Date, such registration statements on Form S-8 as are necessary to register the equity awards of NewCo held by or made available to directors and employees of NewCo shall have been filed with the SEC;

(e) the shares of NewCo Common Stock to be distributed shall have been approved and accepted for listing on Nasdaq, subject to official notice of distribution;

(f) no order, injunction, or decree issued by any Governmental Entity of competent jurisdiction, or other legal restraint or prohibition preventing the consummation of the Distribution or any of the related transactions, shall be pending, threatened, issued, or in effect, and no other event outside the control of the Company shall have occurred or failed to occur that prevents the consummation of all or any portion of the Distribution;

(g) the Board shall have declared the Distribution and approved all related transactions (and such declaration or approval shall not have been withdrawn);

(h) each of the Company and NewCo shall have executed and delivered each of the other Ancillary Agreements to which it is a party; and

(i) no events or developments shall have occurred or shall exist that, in the sole and absolute judgment of the Board, make it inadvisable to effect the Distribution or would result in the Distribution and related transactions not being in the best interests of the Company or its stockholders.

Neither NewCo, any other member of the NewCo Group, nor any Third Party shall have any right or claim to require the consummation of the Distribution (including to seek an injunction or other equity relief to cause the Company to effect the Distribution), which shall be effected at the sole and absolute discretion of the Board. Any determination by the Company, and any subsequent amendment, revision, withdrawal, or change thereto made by the Company prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 2.5, shall be conclusive and binding on the Parties. The conditions are for the sole benefit of the Company and shall not give rise to or create any duty on the part of the Company or the Board to waive or not waive any such condition.

Article 3

DISCLAIMER OF REPRESENTATIONS AND WARRANTIES

3.1 Disclaimer of Representations and Warranties. EACH OF THE COMPANY (ON BEHALF OF ITSELF AND EACH MEMBER OF THE COMPANY GROUP) AND

NEWCO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE NEWCO GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENTS OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY, AND HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, AS TO THE ASSETS, BUSINESSES OR LIABILITIES CONTRIBUTED, TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, AS TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, VALIDITY OR ENFORCEABILITY OR ANY OTHER MATTER CONCERNING, ANY ASSETS OR BUSINESS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS, WHERE IS” BASIS AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST AND (II) ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH. This Section 3.1 shall not limit any Party’s liability for fraud.

3.2 Each of the Company (on behalf of itself and each member of the Company Group) and NewCo (on behalf of itself and each member of the NewCo Group) further understands and agrees that if the disclaimer of express or implied representations and warranties contained in Section 3.1 is held unenforceable or is unavailable for any reason under the Laws of any jurisdiction outside the United States or if, under the Laws of a jurisdiction outside the United States, both the Company or any member of the Company Group, on the one hand, and NewCo or any member of the NewCo Group, on the other hand, are jointly or severally liable for any Retained Liability or any Contributed Liability, then the Parties intend that, notwithstanding any provision to the contrary under the Laws of such non-U.S. jurisdictions, the provisions of this Agreement and the Ancillary Agreements (including the disclaimer of all representations and warranties, allocation of Liabilities among the Parties and their respective Subsidiaries, releases, indemnification and contribution of Liabilities) shall prevail for any and all purposes among the Parties and their respective Subsidiaries.

Article 4

COVENANTS

4.1 Access to Information.

(a) Except as specifically provided in Article 5 (in which event the provisions of Article 5 shall govern), from and after the Contribution Effective Time until the sixth anniversary of the Contribution Effective Time (or such longer period as may be required by applicable Law or any Contributed Contract), upon the prior written request of a Party for specific and identified agreements, documents, books, records, or files (whether written or electronic), including accounting and financial records (collectively, “Records”), that relate to the Contributed Assets or Contributed Liabilities (in the case of a request by NewCo) or the Retained Assets or Retained Liabilities (in the case of a request by the Company), in each case as such Records existed as of prior to the Contribution Effective Time or that the requesting Party reasonably determines are necessary or advisable in order to prepare its financial statements or any reports or filings to be made with any Governmental Entity, the other Party shall arrange, as soon as reasonably practicable following receipt of such request, to provide appropriate copies of such Records (or, if the requesting Party has a reasonable purpose for the originals, the originals) in its possession or control, but only to the extent such Records are not already in the possession or control of the requesting Party, subject to customary confidentiality conditions and at the requesting Party’s sole cost and expense.

(b) In addition to the foregoing, and subject to applicable Law, for the period described in Section 4.1(a), each Party shall afford the other Party and its representatives reasonable access, during normal business hours and upon reasonable advance written notice, to its employees and properties to the extent relating to the Contributed Assets or Contributed Liabilities in the possession or control of the Company (in the case of the Company) or the Retained Assets or Retained Liabilities in the possession or control of NewCo (in the case of NewCo), in each case to the extent relating to the ownership or operation of such Assets or Liabilities prior to the Contribution Effective Time, and shall furnish promptly all information relating thereto as may be reasonably requested for a proper business purpose; provided that the foregoing in clause (a) or (b) of this Section 4.1 shall not require either Party to (i) permit any inspection, or disclose any information, that in its reasonable judgment would be detrimental to its business or operations, result in the disclosure of any trade secrets or know-how of third parties, or violate any of its confidentiality obligations, (ii) disclose any information that is subject to attorney-client privilege, work product protection, or other applicable privilege, or (iii) if the Parties (or their respective Affiliates) are adverse parties in litigation or another Action, disclose or permit access to information that is reasonably pertinent to such litigation or Action.

(c) At all times from and after the Contribution Effective Time, each Party shall use commercially reasonable efforts to make available to the other Party, upon reasonable written request, its and its Subsidiaries’ former and then-current representatives as witnesses, and any Records within its control or that it otherwise has the ability to make available without undue burden, to the extent such persons or Records may reasonably be required in connection with the prosecution or defense of any Action in which the requesting Party is involved (other than a proceeding between the Parties, which shall be governed by applicable discovery rules). The requesting Party shall bear all reasonable out-of-pocket costs and expenses incurred by the other Party in connection therewith. The Parties shall cooperate and consult with each other to the extent reasonably necessary with respect to any such proceedings and, where appropriate, shall enter into a mutually acceptable joint defense or common interest agreement to preserve any applicable privilege or work product protection.

(d) The access to information and Records provided under this Section 4.1, and the furnishing of witnesses and cooperation contemplated hereby, shall not be deemed a waiver of any privilege, including any privilege addressed in Section 4.10 (Privileged Matters), that has been or may be asserted under this Agreement or otherwise.

4.2 Retention of Records. Without limiting Section 4.1, for a period of six years following the Contribution Effective Time, each Party shall retain all documents and records in its possession or under its control relating to the Contributed Assets, Contributed Liabilities, Retained Assets, or Retained Liabilities; provided that, prior to destroying or disposing of any such documents or records that are at least three years old, the Party proposing to destroy such documents or records shall provide no less than 45 days’ prior written notice to the other Party, and if the other Party timely requests delivery of any such documents or records, the notifying Party shall arrange for delivery thereof at the requesting Party’s expense.

4.3 Confidentiality.

(a) Each Party has acquired Confidential Information of the other Party and its Affiliates, the use or disclosure of which could cause substantial loss and damage. Accordingly, from and after the Contribution Effective Time until the earlier of (i) seven years after the Contribution Effective Time or (ii) the date such information no longer qualifies as Confidential Information, each Party shall not, directly or indirectly, use, disclose, or authorize other Persons to use or disclose any Confidential Information of the other Party, and shall hold such Confidential Information in confidence using a standard of care no less protective than that used to protect its own confidential information of similar importance, and in any event no less than a reasonable standard of care, except (A) with the prior written consent of the other Party, (B) if the information becomes generally available to the public through no fault of the using or disclosing Party (including to the extent included or filed in connection with the Information Statement or the Registration Statement), (C) if the Confidential Information was independently developed by the disclosing Party without reference to the other Party’s Confidential Information, (D) as required by applicable Law or order of a Governmental Entity, provided that, to the extent permitted by Law, the disclosing Party provides prior written notice to the other Party and cooperates with the other Party’s efforts to seek a protective order, (E) to its own auditors, attorneys, financial advisors, bankers, and other advisors who have a need to know such information and are informed of, and bound by, confidentiality obligations no less protective than those set forth herein, or (F) to actual or potential investors, financing sources, strategic partners, licensees, or acquirors in connection with a potential financing, investment, or strategic transaction, provided that such recipient is bound by a customary confidentiality agreement or obligation with respect thereto. Notwithstanding the foregoing, the disclosure and use of any privileged information shall be governed solely by Section 4.10 (Privileged Matters), and to the extent any other Contract or policy to which a Party is bound provides for confidentiality protections that are more protective, or for a longer duration, than those set forth in this Section 4.3, such other Contract or policy shall control with respect thereto. Each Party shall, and shall cause its Subsidiaries to, comply with all applicable Laws relating to the privacy, security, and protection of any personal information or protected health information disclosed by a Party pursuant to this Agreement.

(b) “Confidential Information” means (i) with respect to Confidential Information of NewCo, any information included in the Contributed Assets and Contributed

Liabilities, (ii) with respect to Confidential Information of the Company, any information included in the Retained Assets and Retained Liabilities, and (iii) with respect to each Party, the contents of this Agreement and the Ancillary Agreements (subject to each Party’s right to disclose the same to actual and potential investors, strategic partners, licensees, advisors, and acquirors subject to commercially reasonable confidentiality obligations), and (iv) any other non-public information of a Party that the other Party would reasonably believe to be of value to the owning Party.

4.4 Publicity. After the Distribution Effective Time, no Party will issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other Party (not to be unreasonably withheld, conditioned, or delayed); provided that nothing herein will prohibit a Party from (i) issuing any public announcement to the extent required by applicable Law, in which case the disclosing Party shall, if practicable, use its reasonable best efforts to provide the other Party reasonable advance notice and opportunity to comment or (ii) making any public announcement or statement that is consistent in all material respects with public statements or disclosures previously made in compliance with this Agreement or otherwise as approved by, or made with the consent of, the other Party.

4.5 Compliance. From and after the Contribution Effective Time:

(a) NewCo shall comply in all material respects with all Laws applicable to it that have been enacted, issued, or imposed by a Governmental Entity as a condition to, or otherwise in connection with, the Separation or the Distribution; and

(b) NewCo shall not knowingly breach any Contributed Contract in any material respect and shall use its reasonable best efforts to enforce the material rights available to it under each Contributed Contract.

4.6 Tax Cooperation. The Parties shall cooperate as reasonably necessary in connection with Tax matters relating to the Separation and the Distribution.

4.7 Employee Matters.

(a) NewCo Personnel. The identity, roles, and terms of appointment or engagement of certain personnel of NewCo, including the agreements to be entered into and the allocation of compensation, benefits and other obligations in respect thereof, are set forth in Schedule 4.7(a) (such individuals, the “Key NewCo Personnel”). NewCo shall offer each Key NewCo Personnel an employment agreement or consulting agreement, each to be effective as of the Distribution Effective Time, pursuant to the terms and conditions set forth on Schedule 4.7(a). Effective as of the Distribution Effective Time, the Company Group shall, as applicable, terminate any existing employment or other contractor relationship with such Key NewCo Personnel, and NewCo shall have no Liability for any severance or other Liabilities due and owing to such Key NewCo Personnel by the Company Group as a result of such termination. The Parties may from time to time identify and agree upon additional Company Group personnel who may be offered an employment or consulting relationship with NewCo (the “Additional NewCo Personnel”). Effective as of the Distribution Effective Time, or such other date as agreed upon by the Parties, the Company Group shall, as applicable, terminate any existing employment or other contractor relationship with such Additional NewCo Personnel (the Additional NewCo Personnel and the Key NewCo Personnel, collectively, the “NewCo Personnel”).

(b) NewCo Personnel Compensation and Benefits. NewCo acknowledges and agrees that, except as otherwise expressly provided in this Agreement or any Ancillary Agreement, NewCo shall have full responsibility with respect to any Liabilities and the payment or performance of any obligations arising out of or relating to any employment, consulting, non-competition, retention, change in control, indemnification or other compensatory arrangement entered into between any member of the NewCo Group and any NewCo Personnel, in each case from and after the Distribution Effective Time. The Parties agree that the hiring of any Key NewCo Personnel into the NewCo Group as contemplated hereby shall not trigger any obligation to pay severance, separation pay, salary continuation or other similar benefits to any such individual. For the avoidance of doubt, any Liabilities arising under any such arrangement that relate to any period prior to the Distribution Effective Time shall be allocated between the Parties in accordance with Schedule 4.7(a).

(c) Company Consulting Agreements. The Parties intend that, effective as of the Distribution Effective Time, the Company and each of the NewCo Personnel set forth on Schedule 4.7(c) and as may otherwise be agreed to by the Parties will enter into a consulting agreement (a “Company Consulting Agreement”) pursuant to which such NewCo Personnel will provide services directly to the Company as an independent contractor on a part-time basis (each such individual, a “Company Consultant”). NewCo shall permit each Company Consultant to provide such services and shall not impose on, or enforce against, each Company Consultant any exclusivity, non-competition or similar restriction that would prevent him or her from doing so; provided, that the services provided under the Company Consulting Agreement shall not unreasonably interfere with the performance of his or her duties to NewCo and shall be subject to confidentiality obligations no less protective of each Party than those set forth in Section 4.3.

(d) Treatment of Company Equity Awards; NewCo Equity Awards.

(i) No NewCo equity awards shall be issued as an adjustment or replacement for any Company equity awards outstanding as of the Distribution Effective Time. All outstanding Company equity awards shall instead be adjusted solely at the Company level in accordance with the terms of the applicable Company Equity Plan, pursuant to an equitable adjustment methodology to be determined by the Company’s Compensation Committee in accordance therewith and consistent with the following (the “Company Adjustment”), in each case, regardless of whether the holder of such Company equity award continues to provide service to the Company, becomes NewCo Personnel, or both:

(1) The Company Adjustment will consist solely of an adjustment to the per-share exercise price of each outstanding option to purchase Company Common Stock to reflect the diminution in value of the Company Common Stock resulting from the Separation and the Distribution, with the number of shares of Company Common Stock subject to each such option remaining unchanged.

(2) No adjustment shall be made under this Section 4.7(d)(i) to the number of shares subject to any outstanding restricted stock unit award (whether time- or performance-vesting).

(3) The Company Adjustment shall be effected in a manner intended to comply with Sections 409A and, if applicable, 422 and 424(a) of the Code.

(ii) Following the Contribution Effective Time, any outstanding Company equity awards (as adjusted pursuant to the Company Adjustment) held by a person who continues to provide service to the Company (whether as an employee, non-employee consultant, or director) shall continue to vest based on such individual’s continued Company service, in accordance with the terms of the applicable Company equity incentive plan and award agreement, including with respect to the individuals and on the terms set forth on Schedule 4.7(d)(ii); provided, that any Company equity award that was intended to be an “incentive stock option” for purposes of Section 422 of the Code shall automatically become a nonstatutory stock option in accordance with its terms, to the extent then outstanding, three (3) months following the termination of such individual’s status as an employee of the Company.

(iii) Following the Contribution Effective Time, any person providing service to NewCo (as an employee, non-employee consultant, or director) shall be eligible to receive new equity awards granted directly by NewCo under the Adrenyx Biosciences, Inc. Omnibus Incentive Plan (or any successor equity plan of NewCo), which shall be sized based on such person’s role at NewCo and shall be independent of, and separate from and in addition to, any Company equity awards held by such person.

(e) Employee Benefit Plans. The Parties acknowledge that eligibility to participate in the employee benefit plans of the Company Group is limited to employees of the Company Group and, accordingly, that, except as set forth in Section 4.7(c), from and after the Distribution Effective Time no employee, officer, director or other service provider of the NewCo Group, including the NewCo Personnel, shall be eligible to participate in, or accrue any benefit under, any employee benefit plan of the Company Group. The Parties agree that NewCo is not adopting or continuing any employment agreement or employee benefit plan of the Company Group, or assuming any liability under any such employment agreement or employee benefit plan. By way of expansion and not in limitation of the foregoing, NewCo shall have no responsibility to pay or carry-over any unused or accrued vacation, nor any accrued but unpaid or unfunded amounts due to or for the benefit of any NewCo Personnel pursuant to any employee benefit plans of the Company Group. NewCo shall establish its own employee benefit plans and payroll arrangements providing coverage for NewCo’s employees from and after the Distribution Effective Time.

(f) Cooperation; No Third Party Rights. The Parties shall cooperate in good faith with respect to any notice, consent or filing required under any Contract or applicable Law in connection with the arrangements described in this Section 4.7. Nothing in this Section 4.7 shall (i) create any right in any employee, consultant or other service provider, or any beneficiary or dependent thereof, as a third party beneficiary of this Agreement, (ii) be construed as an amendment to any employee benefit plan or equity incentive plan of either Party, (iii) limit the right of either Party to amend or terminate any of its employee benefit plans in accordance with their terms, (iv) create any obligation on the part of any member of the Company Group or any member of the NewCo Group to continue the employment of any employee or permit the return from a leave of absence for any period following the date of this Agreement or the Distribution Effective Time (except as required by applicable Law), or (v) change the at-will employment status of any employee.

(g) Personnel Records; Data Privacy. At all times following the Distribution Effective Time, the Parties shall, or shall cause any member of their respective Groups to, cooperate in good faith as necessary to facilitate the resolution of employee benefit claims and the administration of any employee-related matters arising under this Section 4.7 or any Ancillary Agreement, including with respect to the provision of employee-level information reasonably necessary for the other Party to manage, administer, finance, and file required reports with respect to such administration. The Parties shall provide each other such personnel records and information as necessary or appropriate to carry out their obligations under applicable Law, this Agreement, or the Transition Services Agreement, as soon as administratively practicable after the Distribution Effective Time or upon reasonable request by the other Party. All information and records regarding employment and personnel matters of the employees identified on Schedule 4.7(a) shall be accessed, retained, held, used, copied, and transmitted after the Distribution Effective Time by the Parties in accordance with all applicable Laws and policies relating to the collection, storage, retention, use, transmittal, disclosure, and destruction of such records, including any applicable data privacy or data protection Laws.

4.8 Non-Solicit; No Hire. Commencing on and for a period of twelve (12) months following the Distribution Effective Time, neither Group will: (a) without the prior written consent of the other Party, directly or indirectly, on their own behalf or in the service or on behalf of others, solicit, aid, induce or knowingly encourage any employee of the other Party to terminate or breach an employment, contractual or other relationship with the other Group, or (b) hire or otherwise employ any employee of the other Group; provided, however, that nothing in this Section 4.8 shall be deemed to prohibit (i) any general solicitation for employment through advertisements and search firms not specifically directed at employees of such other Group, provided that the soliciting Person has not directed, advised or knowingly encouraged such firm to approach any such employee, (ii) the solicitation or hiring of an individual whose employment was terminated by such other Party (or any of its Subsidiaries), (iii) the solicitation or hiring of an individual formerly employed by the other Group at any time after six months following such individual’s termination of his or her employment with such other Party, or (iv) the hiring by any Party of any individual (x) not solicited by such Party in breach of this Section 4.8 and (y) with the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), it being understood that the Party whose consent is requested may take into account, among other things, its own hiring needs and competitive considerations. Notwithstanding the foregoing, neither the employment of the NewCo Personnel by NewCo as contemplated by Section 4.7(a) nor the engagement of any NewCo Personnel by the Company under a Company Consulting Agreement as contemplated by Section 4.7(c) shall constitute a breach of this Section 4.8.

4.9 Insurance Matters.

(a) NewCo acknowledges and agrees that, from and after the Distribution Effective Time, except as expressly provided in this Agreement or any Ancillary Agreement, neither NewCo nor any member of the NewCo Group shall have any rights to or under any insurance policies of the Company or the Company Group, other than any insurance policies acquired prior to the Distribution Effective Time, including any renewal or tail period thereof, (i) directly by and in the name of NewCo or a member of the NewCo Group or (ii) to the extent permitted under the terms of the applicable insurance policy or program, transferred to NewCo or a member of the NewCo Group. For the avoidance of doubt, except to the extent a policy is so transferred pursuant to the foregoing, NewCo, and not any member of the Company Group, shall be responsible for establishing any and all insurance programs covering the NewCo Group for its activities after the Contribution Effective Time as may be required to comply with the NewCo Group’s contractual obligations and such other insurance policies required by Law or as necessary or appropriate to operate the SPR202 Business, including with respect to general liability, product liability, workers’ compensation, directors’ and officers’ liability, and fiduciary liability.

(b) The Company acknowledges and agrees that, from and after the Distribution Effective Time, no member of the Company Group shall have any rights to or under any insurance policies of NewCo or the NewCo Group.

(c) The Parties acknowledge that, as of the Distribution Date, the Company’s director and officer liability insurance policies will continue to provide insurance coverage for directors and officers of NewCo who served as directors or officers of the Company Group prior to the Distribution Effective Time, but such coverage shall only extend to acts occurring prior to the Distribution Effective Time that would have been covered by the Company’s director and officer liability insurance policy if such individual remained a director or officer of the Company. Such coverage shall also extend to employees with respect to securities law claims only. The Company agrees not to terminate or amend this coverage in a manner materially adverse to these individuals.

(d) No member of the Company Group shall have any obligation to secure extended reporting for any claims under any of the Company Group’s claims-made or occurrence-reported liability policies for any acts or omissions by any member of the NewCo Group occurring prior to the Distribution Effective Time.

(e) This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance, and shall not be construed to waive any right or remedy of any member of the Company Group in respect of any of the Company’s insurance policies and programs or any other contract or policy of insurance. Except as set forth in Section 4.9(c), the Company Group may, at any time after the date of this Agreement, without liability or obligation to any member of the NewCo Group, amend, commute, terminate, buy-out, extinguish liability under, or otherwise modify any of its insurance policies (and any permitted claims of the NewCo Group under this Section 4.9 shall be subject to any such amendments, commutations, terminations, buy-outs, extinguishments, and modifications).

(f) Nothing in this Section 4.9 shall be construed to limit or otherwise alter in any way the indemnity obligations of the Parties under this Agreement or any Ancillary Agreement, including (i) with respect to the NewCo Group, any Contributed Liabilities, and (ii) with respect to the Company Group, any Retained Liabilities. The Parties acknowledge that the Company has used its commercially reasonable efforts to structure its director and officer insurance policies consistent with such indemnity obligations.

4.10 Privileged Matters.

(a) The Parties recognize that legal and other professional services that have been and will be provided prior to the Contribution Effective Time have been rendered for the collective benefit of both the Company and NewCo, and that each of the Company and NewCo that was in privity with the applicable professional service provider should be deemed to be the client with respect to such services for purposes of asserting all privileges which may be asserted under applicable Law in connection therewith. For purposes of this Section 4.10, privileges shall include the attorney-client privilege, the work product doctrine, and any other legal principles and doctrines that protect information and documents from disclosure to third parties.

(b) The Company shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with any privileged information that relates solely to the Retained Assets or Retained Liabilities and not to the Contributed Assets or Contributed Liabilities, notwithstanding that such privileged information might have been known to, in the possession of, or under the control of NewCo. NewCo shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with any privileged information that relates solely to the Contributed Assets or Contributed Liabilities and not to the Retained Assets or Retained Liabilities, notwithstanding that such privileged information might have been known to, in the possession of, or under the control of the Company.

(c) Subject to the restrictions set forth in this Section 4.10, the Parties agree that they shall have a joint privilege, each with the right to assert or waive such joint privilege, with respect to all privileges not allocated pursuant to Section 4.10(b) and all privileges relating to any Actions or other matters that involve the interests of both Parties and in respect of which both Parties have Liabilities under this Agreement, and that no such joint privilege may be waived by either Party without the consent of the other Party.

(d) If any dispute arises between the Parties regarding whether a privilege should be waived or privileged information should be disclosed to protect or advance the interests of either Party, each Party agrees that it shall (i) negotiate with the other Party in good faith, (ii) endeavor to minimize any prejudice to the rights of the other Party, and (iii) not unreasonably withhold, condition, or delay consent to any request for waiver or disclosure by the other Party.

4.11 Force Majeure. Neither Party (nor any Person acting on its behalf) shall have any liability or responsibility for any failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as, and to the extent that, such failure results from a Force Majeure. A Party claiming the benefit of this Section 4.11 shall, as soon as reasonably practicable after the occurrence of a Force Majeure, (a) notify the other Party of the nature and expected duration of such Force Majeure and (b) use commercially reasonable efforts to remove the causes of such Force Majeure and resume performance of its obligations under this Agreement as soon as reasonably practicable. For purposes of this Section 4.11, “Force Majeure” means, with respect to a Party, an event beyond the reasonable control of such Party (or any Person acting on its behalf) that could not reasonably have been foreseen or, if foreseeable, was unavoidable, including acts of God, natural disasters, fires, floods, riots, civil unrest, acts of war or terrorism, and epidemics or pandemics; provided that the receipt by a Party of an unsolicited acquisition proposal or similar offer, and such Party’s response thereto, shall not constitute a Force Majeure.

4.12 Board Observers. Following the Contribution Effective Time until the end of the Observer Period, the Company shall have the right to nominate an individual to serve as a non-voting observer (the “Observer”) to the board of directors of NewCo (the “NewCo Board”), who shall be entitled to attend and participate in all meetings of the NewCo Board and any and all committees thereof during such period. Pursuant to the foregoing, the Company hereby designates the individual set forth in Schedule 4.12 as the initial Observer. In no event shall NewCo or the NewCo Board have any right to remove the individual appointed to serve as an Observer pursuant to this Section 4.12 without the Company’s prior written consent. During the Observer Period, the Observer shall be provided with all notices of meetings, minutes and other materials (financial or otherwise) provided to members of the NewCo Board or any and all committees thereof simultaneously with, and in the same manner as, the provision of such materials to the members of the NewCo Board or such committees, as the case may be. The Observer shall agree to hold in confidence all information provided to the Observer and, notwithstanding anything contained in this Section 4.12, NewCo reserves the right, only to the extent necessary, to withhold any information from, or exclude the Observer from any meeting or portion thereof if (y) NewCo reasonably determines, upon advice of counsel, that access to such information or attendance at such meeting would reasonably be expected to adversely affect the attorney-client privilege between NewCo and its counsel, or (z) the portion as to which the Observer is excluded relates solely to subject matter in which the Company or the Observer has a conflict of interest; provided that NewCo shall use commercially reasonable efforts to provide the Observer with non-privileged information regarding the applicable matter to the extent practicable.

4.13 Board Designee. NewCo shall take all actions necessary to cause the individual set forth on Schedule 4.12 (or any replacement thereof reasonably identified by the Company prior to the finalization of NewCo’s slate of directors for such annual meeting) to be nominated for election at the first annual meeting of NewCo’s stockholders to be held following the Distribution Effective Time (and shall use its reasonable best efforts to cause the election of such individual to the NewCo Board at such meeting (including by supporting such individual’s candidacy in a manner no less rigorous than the other nominees to the NewCo Board)).

Article 5

INDEMNIFICATION

5.1 Release of Pre-Distribution Claims.

(a) Except (x) as provided in Section 5.1(b), (y) as may be otherwise expressly provided in this Agreement or in any Ancillary Agreement, and (z) for any matter for which either Party is entitled to indemnification pursuant to this Article 5 or under any Ancillary Agreement:

(i) the Company, for itself and each member of the Company Group and, to the extent permitted by Law, all Persons who at any time prior to the Contribution Effective Time were directors, officers, agents or employees of any member of the Company Group (in their respective capacities as such), in each case together with their respective heirs, executors, administrators, successors and assigns, does hereby remise, release and forever discharge NewCo and the other members of the NewCo Group and all Persons who at any time prior to the Contribution Effective Time were stockholders, directors, officers, agents or employees of any member of the NewCo Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns (collectively, the “NewCo Released Parties”), from any and all (A) Retained Liabilities and (B) Liabilities existing or arising (i) in connection with the implementation of the Separation (including the Distribution), or (ii) from actions, inactions, events, omissions, conditions, facts, or circumstances occurring or existing prior to the Contribution Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at, or after the Contribution Effective Time), in each case to the extent relating to, arising out of, or resulting from the Retained Assets or the Retained Liabilities, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, in each case, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Contribution Effective Time, including in connection with the Separation and any of the other transactions contemplated hereunder and under the Ancillary Agreements (such Liabilities, the “Company Released Liabilities”), and the Company shall not, and shall cause the other members of the Company Group not to, bring any Action against any member of the NewCo Group in respect of any Company Released Liabilities. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to limit the Company, any member of the Company Group, or their respective Affiliates from commencing any Action against any NewCo officer, director, agent, or employee, or their respective heirs, executors, administrators, successors, and assigns, with regard to matters arising from, or relating to, criminal acts by any such officer, director, agent, or employee.

(ii) NewCo, for itself and each member of the NewCo Group and, to the extent permitted by Law, all Persons who at any time prior to the Contribution Effective Time were directors, officers, agents, or employees of any member of the NewCo Group (in their respective capacities as such), in each case together with their respective heirs, executors, administrators, successors, and assigns, does hereby remise, release, and forever discharge the Company and the other members of the Company Group and all Persons who at any time prior to the Contribution Effective Time were stockholders, directors, officers, agents, or employees of any member of the Company Group (in their respective capacities as such), in each case together with their respective heirs, executors, administrators, successors, and assigns (collectively, the “Company Released Parties”), from any and all (A) Contributed Liabilities and (B) Liabilities existing or arising (i) in connection with the implementation of the Separation (including the Distribution), or (ii) from actions, inactions, events, omissions, conditions, facts, or circumstances occurring or existing prior to the Contribution Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at, or after the Contribution Effective Time), in each case to the extent relating to, arising out of, or resulting from the Contributed Assets or the Contributed Liabilities, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, in each case, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Contribution Effective Time, including in connection with the Separation and any of the other transactions contemplated hereunder and under the Ancillary Agreements (such Liabilities, the “NewCo Released Liabilities”), and NewCo shall not, and shall cause the other members of the NewCo Group not to, bring any Action against any member of the Company Group in respect of any NewCo Released Liabilities; provided, however, that for purposes of this Section 5.1(a)(ii), NewCo shall also release and discharge any officers or other employees of any member of the Company Group, to the extent any such officers or employees served as directors or officers of any member of the NewCo Group prior to the Distribution, from any and all Liabilities or responsibilities for any and all past actions or failures to take action, in each case in their respective capacities as directors or officers, as applicable, of any such member of the NewCo Group, prior to the Distribution Effective Time. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to limit NewCo, any member of the NewCo Group, or their respective Affiliates from commencing any Action against any Company officer, director, agent, or employee, or their respective heirs, executors, administrators, successors, and assigns, with regard to matters arising from, or relating to criminal acts by any such officer, director, agent, or employee.

(b) Nothing contained in this Agreement, including Section 5.1(a), shall impair or otherwise affect any right of any Party and, as applicable, a member of such Party’s Group, as well as their respective heirs, executors, administrators, successors, and assigns, to enforce this Agreement, any Ancillary Agreement, or any agreements, arrangements, commitments, or understandings contemplated in this Agreement or in any Ancillary Agreement to continue in effect after the Distribution Effective Time. In addition, nothing contained in Section 5.1(a) shall (i) release any Person from any Liability assumed, transferred, or expressly assigned to a Party or a member of such Party’s Group pursuant to or as contemplated by, or any other Liability of any member of such Group under, this Agreement or any Ancillary Agreement, including (A) with respect to the Company, any Retained Liability, (B) with respect to NewCo, any Contributed Liability, and (C) any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement or any Ancillary Agreement or otherwise for Actions brought against the Parties by Third Parties, which Liability shall be governed by the provisions of this Article 5 and, if applicable, the appropriate provisions of the Ancillary Agreements; (ii) release any Person from any Liability provided for in or resulting from any other Contract or understanding that is entered into after the Distribution Effective Time between any Party (and/or a member of such Party’s Group), on the one hand, and the other Party (and/or a member of such Party’s Group), on the other hand; or (iii) release any Person other than the Persons released in Section 5.1(a). In addition, nothing contained in Section 5.1(a) shall release the Company from indemnification or contribution with respect to any director, officer, or employee of NewCo who was a director, officer, or employee of the Company or any of its Affiliates prior to the Distribution Effective Time, as applicable, with respect to which he or she was entitled to such indemnification or contribution pursuant to an obligation existing immediately prior to the Distribution Effective Time; it being understood that if the underlying obligation giving rise to such Action is established by a court of competent jurisdiction to be a Contributed Liability, NewCo shall indemnify the Company for such Liability (including the Company’s costs to indemnify the director, officer, or employee) in accordance with the provisions set forth in this Article 5.

(c) Each Party shall not, and shall not permit any member of its Group to, make any claim for offset, or commence any Action, including any claim of contribution or any indemnification, against any other Party or any member of any other Party’s Group, or any other Person released pursuant to Section 5.1(a), with respect to any Liabilities released pursuant to Section 5.1(a). If any Person associated with a Party (including any director, officer, or employee of a Party) initiates any Action with respect to claims released by this Section 5.1, the Party with which such Person is associated shall be responsible for the reasonable fees and expenses of counsel of the other Party and/or the members of such Party’s Group, as applicable, and such other Party shall be indemnified for all Liabilities incurred in connection with such Action in accordance with the provisions set forth in this Article 5.

5.2 Indemnification by NewCo. From and after the Contribution Effective Time, NewCo shall indemnify and hold harmless the Company and its Affiliates and their current, future and former respective directors, officers, employees, agents and other representatives and the successors and permitted assigns of the foregoing (collectively, the “Company Indemnitees”) from and against any and all Losses incurred or asserted by any such Person in connection with any claim or demand of a third party (“Third Party Claim”) to the extent relating to, arising out of, by reason of or otherwise in connection with: (i) the Contributed Assets or Contributed Liabilities, whether arising prior to, on or after the Distribution Effective Time, including the failure of any member of the NewCo Group or any other Person to pay, perform or otherwise discharge any Contributed Liability in accordance with its respective terms; (ii) any action taken by NewCo or any member of the NewCo Group outside the ordinary course of business after the Contribution Effective Time (including any tax election, tax position, or restructuring step) that would reasonably be expected to increase the Company’s Tax liability with respect to the Contribution, the Distribution or any pre-Distribution period, but only to the extent of any such increase directly resulting from such action; (iii) NewCo’s material breach of any of its representations, warranties, covenants, or other obligations under this Agreement or any Ancillary Agreement (unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder); or (iv) any untrue statement or alleged untrue statement of a material fact, or any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, contained in the Registration Statement, except to the extent specifically enumerated in clause (iii) of Section 5.3.

5.3 Indemnification by the Company. From and after the Contribution Effective Time, the Company shall indemnify and hold harmless NewCo and its Affiliates and their current, future and former respective directors, officers, employees, agents and other representatives and the successors and permitted assigns of the foregoing (collectively, the “NewCo Indemnitees”) from and against any and all Losses incurred or asserted by any such Person in connection with any Third Party Claim to the extent relating to, arising out of, by reason of or otherwise in connection with: (i) the Retained Assets or Retained Liabilities, whether arising prior to, on or after the Distribution Effective Time, including the failure of any member of the Company Group or any other Person to pay, perform or otherwise discharge any Retained Liability in accordance with its respective terms; (ii) the Company’s material breach of any of its representations, warranties, covenants, or other obligations under this Agreement or any Ancillary Agreement (unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder); or (iii) any untrue statement or alleged untrue statement of a material fact, or any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, contained in the Registration Statement, solely to the extent such untrue statement or omission is based upon information relating to the Company or the Retained Assets that was supplied by the Company in writing expressly for inclusion therein.

5.4 Indemnification Procedures. Upon receipt of notice of a Third Party Claim, the indemnified Party shall promptly notify the indemnifying Party in writing, specifying the basis for such claim and a good-faith estimate of the potential Losses. The indemnifying Party shall have the right to assume the defense of such Third Party Claim with counsel reasonably acceptable to the indemnified Party, and the indemnified Party may participate in such defense at its own expense; provided that the indemnifying Party shall not be entitled to assume or continue the defense if (i) the Third Party Claim relates to any criminal Action, (ii) such claim seeks injunctive relief against the indemnified Party, or (iii) the indemnifying Party has failed to reasonably and in good faith prosecute or defend such claim. The indemnifying Party shall not settle any Third Party Claim without the prior written consent of the indemnified Party (not to be unreasonably withheld, conditioned, or delayed) unless such settlement includes an unconditional release of the indemnified Party from all liability in respect of such claim. The Parties agree to cooperate fully with each other in connection with the defense, negotiation, or settlement of any Third Party Claim. In connection with any fact, matter, event, or circumstance that may give rise to a claim against an indemnifying Party under this Agreement, the indemnified Party shall: (A) preserve all material evidence relevant to the claim; (B) allow the indemnifying Party’s representatives to investigate the fact, matter, event, or circumstance alleged to give rise to such claim and whether and to what extent any amount is payable in respect of such claim; and (C) disclose (at its own expense) to the indemnifying Party and its representatives all material of which it is aware which relates to the claim and provide all such information and assistance, including access to premises and personnel, and the right to examine and copy or photograph any assets, accounts, documents, and records, as the indemnifying Party or its representatives may reasonably request, subject to the indemnifying Party or its representatives agreeing in such form as the indemnified Party may reasonably require to keep all such information confidential and to use it only for the purpose of investigating and defending the claim in question.

5.5 Mitigation. Each indemnified Party shall use commercially reasonable efforts to pursue all legal rights and remedies available to mitigate and minimize any Losses in respect of which such indemnified Party is entitled to recover from an indemnifying Party pursuant to this Article 5 promptly upon becoming aware of any event or circumstance that could reasonably be expected to constitute or give rise to such Losses.

5.6 No Duplicative Recovery; Insurance Proceeds. No Party may obtain duplicative indemnification or other recovery for Losses under one or more provisions of this Agreement, any Ancillary Agreement, or any other Contract, agreement, arrangement, or understanding. Any Losses subject to indemnification pursuant to this Article 5 shall be net of any insurance proceeds actually received by the indemnified Party (or its Affiliates) in respect of the related Losses. If an indemnified Party receives a payment from an indemnifying Party in respect of any Losses pursuant to this Article 5 and subsequently receives insurance proceeds in respect of such Losses, the indemnified Party shall promptly pay to the indemnifying Party an amount equal to such insurance proceeds, but not exceeding the amount of the indemnification payment previously paid by the indemnifying Party in respect of such Losses. An insurer that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto, nor shall it acquire any subrogation rights with respect thereto, solely by virtue of the indemnification provisions of this Article 5. The indemnified Party shall use commercially reasonable efforts to seek to collect or recover any insurance proceeds to which it is entitled in connection with any Losses for which it seeks indemnification pursuant to this Article 5, provided that the indemnified Party’s inability or failure to collect or recover any such insurance proceeds shall not limit the indemnifying Party’s obligations hereunder.

5.7 Limitation of Liability. Notwithstanding anything to the contrary in this Agreement, neither the Company nor NewCo (nor any of their respective Affiliates) shall be liable to the other under this Article 5 or otherwise in connection with this Agreement for any punitive damages or other damages that are not reasonably foreseeable, other than any such damages included in a Loss actually paid to a third party in connection with a Third Party Claim.

5.8 Exclusive Remedy. Except in the case of fraud or to the extent arising under any Ancillary Agreement, the rights and remedies under this Article 5 are exclusive and in lieu of any and all other rights and remedies that any Party may have against any other Party for any failure to perform any covenant or agreement set forth in this Agreement, and each Party expressly waives any and all other rights, remedies, and causes of action it or its Affiliates may have against the other Party, or their respective Affiliates, now or in the future under any Law with respect to the transactions contemplated by this Agreement, such that the remedies expressly provided in this Agreement shall constitute the sole and exclusive basis for and means of recourse between the Parties with respect to such transactions. For the avoidance of doubt, this Section 5.8 shall not be deemed to limit, in any manner, any of the rights or remedies of the Lead Purchaser under the Note Financing Documents.

5.9 Survival of Indemnities. The rights and obligations of each of the Company and NewCo and their respective Company Indemnitees and NewCo Indemnitees under this Article 5 shall survive the sale or other transfer by any Party of any Assets or the assignment by it of any Liabilities.

Article 6

GENERAL PROVISIONS

6.1 Fees and Expenses.

(a) Except as otherwise agreed in writing by the Parties, all reasonable and documented out-of-pocket fees, costs and expenses incurred or arising on or prior to the Distribution Date primarily in connection with the preparation, execution, delivery, printing and implementation of this Agreement, the Transition Services Agreement, and the Registration Statement (including the Information Statement), and the Separation and the Distribution and the consummation of the transactions contemplated hereby and thereby (including, for the avoidance of doubt, any fees and expenses (x) of attorneys, accountants, consultants and other advisors or professionals or (y) paid in connection with any Required Consent), shall be charged to and paid by NewCo, and shall be deemed to be Contributed Liabilities, except as otherwise provided in Section 1.10.

(b) Except as otherwise set forth in this Agreement or the Transition Services Agreement, each Party shall bear its own costs and expenses incurred after the Distribution Date.

(c) Any amount or expense to be paid or reimbursed by any Party to any other Party shall be so paid or reimbursed promptly after the existence and amount of such obligation is determined and written demand therefor is made.

6.2 Amendment. Subject to applicable Law and as otherwise provided in this Agreement, at any time prior to the Distribution Effective Time, this Agreement may be amended, modified and supplemented, by written agreement of the Parties; provided that, no amendment, modification or supplement of this Agreement that would materially and adversely affect the Lead Purchaser’s express rights under the Note Financing Documents prior to the Distribution Effective Time (including with respect to the Note Financing) shall be effective without the prior written consent of the Lead Purchaser (not to be unreasonably withheld, conditioned or delayed); provided, further, that in no event shall the Lead Purchaser’s consent be required with respect to the matters subject to Section 2.4 of this Agreement. This Agreement may not otherwise be amended except by an instrument in writing signed on behalf of each of the Parties.

6.3 Waiver. Waiver of any term or condition of this Agreement by any Party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition.

6.4 Entire Agreement. This Agreement, together with the Ancillary Agreements and the exhibits and schedules hereto, constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, negotiations, and communications of the Parties relating to such subject matter. The Parties acknowledge that this Agreement and the Ancillary Agreements represent the integrated agreement of the Parties relating to the Separation and the Distribution, and each has been entered into, or will be entered into, in contemplation of the other; none would have been entered into independently.

6.5 Successors. No Party shall consolidate with or merge with or into, or sell, convey, transfer, or lease all or substantially all of its capital stock or assets to, any Person, unless the resulting, surviving, or transferee Person expressly assumes by written instrument all obligations of such Party under this Agreement.

6.6 Notices. Any notice or other communication required or permitted under this Agreement shall be in writing and shall be deemed duly given if served by personal delivery, certified mail (return receipt requested), reputable overnight courier, or electronic mail with written confirmation, addressed as follows:

To the Company:

Spruce Biosciences, Inc.
611 Gateway Boulevard
Suite 740
South San Francisco, CA 94080
Attn: Legal
Email: [***]

With a copy to (which shall not constitute notice):

[***]

To NewCo:

Adrenyx Biosciences, Inc.
611 Gateway Boulevard
Suite 740
South San Francisco, CA 94080
Attn: Samir Gharib, President and CEO
Email: [***]

With a copy to (which shall not constitute notice):

[***]

6.7 Termination. This Agreement may be terminated and the Distribution may be amended, modified or abandoned at any time prior to the Distribution by any written instrument executed by the Company, without the approval of NewCo. In the event of such termination, no Party shall have any Liability of any kind to any other Party or any other Person. After the Distribution, this Agreement may not be terminated except by an agreement in writing signed by the Parties; provided, however, that Article 5 shall not be terminated or amended after the Distribution in respect of a Third Party beneficiary thereto without the consent of such Person.

6.8 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision.

6.9 Dispute Resolution; Jurisdiction. Prior to commencing any Action arising out of or relating to this Agreement or the transactions contemplated hereby, the Party seeking relief (the “Claimant”) shall deliver written notice to the other Party (the “Respondent”) describing the dispute in reasonable detail. Senior executives of both Parties with authority to settle the dispute shall meet (in person or by videoconference) within 15 Business Days of such notice and attempt in good faith to negotiate a resolution; provided that if the dispute concerns whether an Asset or Liability constitutes a Contributed Asset, Contributed Liability, Retained Asset, or Retained Liability, or the interpretation of any Schedule identifying such Assets or Liabilities, the general counsel (or most senior legal officer) of each Party shall also participate in such meeting. If the Parties are unable to resolve the dispute within 30 calendar days following delivery of such notice (or such longer period as the Parties may agree in writing), either Party may pursue its available rights and remedies in accordance with this Agreement, including by submitting the dispute to the courts specified below. Each of the Parties (a) consents to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware; (b) agrees that all claims may be heard and determined in any such court; and (c) agrees not to bring any action arising out of or relating to this Agreement in any other court. Each Party waives any defense of inconvenient forum to the maintenance of any action so brought. Notwithstanding the foregoing, either Party may seek emergency or interim injunctive or other equitable relief from any court of competent jurisdiction without first complying with the negotiation procedure set forth in this Section 6.9.

6.10 WAIVER OF JURY TRIAL. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

6.11 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms, and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform. Accordingly, the Parties acknowledge and agree that each Party shall be entitled to seek an injunction or injunctions, or other appropriate forms of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in each case in accordance with Section 6.9, this being in addition to any other remedy to which such Party is entitled at law or in equity. Each Party further agrees not to assert, and hereby waives, any defense that a remedy at law would be adequate in any action for specific performance or injunctive relief hereunder, and any requirement under any Law that a party post security as a prerequisite to obtaining equitable relief. Notwithstanding the foregoing, nothing in this Section 6.11 shall be construed to grant NewCo, any member of the NewCo Group, or any other Person the right to seek specific performance, injunctive relief, or any other equitable remedy to require the Company to consummate or effect the Distribution, it being acknowledged that the consummation of the Distribution is subject to the sole and absolute discretion of the Company pursuant to Section 2.4 and Section 2.5.

6.12 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their successors and permitted assigns. No Party may assign or delegate all or any portion of its rights, obligations, or liabilities under this Agreement without the prior written consent of the other Party. Any purported assignment without such consent shall be void. The foregoing in this Section 6.12 shall not restrict or prohibit any Party from consummating a change of control transaction in which such Party is the surviving entity in such transaction.

6.13 Severability. If any term or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of this Agreement shall remain in full force and effect. The Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible.

6.14 No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights, remedies, or claims upon any Person other than a Party or a permitted assignee of a Party, except that the Lead Purchaser is an express third-party beneficiary of Section 6.2, and shall be entitled to enforce its rights thereunder.

6.15 Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties.

6.16 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Delivery of an executed counterpart by electronic means (including by PDF or DocuSign) shall be effective as delivery of a manually executed counterpart.

6.17 Prior Company Counsel. Each of the Parties acknowledges that Cooley LLP (“Prior Company Counsel”) has, on or prior to the Distribution Effective Time, represented one or more of the Parties and their Subsidiaries and other Affiliates, and their respective officers, employees, and directors (each such Person, other than a member of the Company Group, a “Designated Person”) in one or more matters relating to this Agreement (including any matter that may be related to a litigation, claim, or dispute arising under or related to this Agreement) (each, an “Existing Representation”), and that, in the event of any post-Distribution matters (x) relating to this Agreement (including any matter that may be related to a litigation, claim, or dispute arising under or related to this Agreement) and (y) in which the Company or any of its Affiliates, on the one hand, and one or more Designated Persons, on the other hand, are or may be adverse to each other (each, a “Post-Distribution Matter”), the Designated Persons reasonably anticipate that Prior Company Counsel will represent them in connection with such matters. Accordingly, the Company hereby (i) waives and shall not assert, and agrees after the Distribution Effective Time to cause its Affiliates to waive and to not assert, any conflict of interest arising out of or relating to the representation by Prior Company Counsel of one or more Designated Persons in connection with one or more Post-Distribution Matters (the “Post-Distribution Representation”) and (ii) agrees that, in the event that a Post-Distribution Matter arises, Prior Company Counsel may represent one or more Designated Persons in such Post-Distribution Matter even though the interests of such Person(s) may be directly adverse to the Company or any of its Affiliates, and even though Prior Company Counsel may (A) have represented the Company Group in a matter substantially related to such dispute or (B) be currently representing the Company Group. Without limiting the foregoing, the Company (on behalf of itself and its Affiliates) consents to the disclosure by Prior Company Counsel, in connection with one or more Post-Distribution Representations, to the Designated Persons of any information substantially related to such Post-Distribution Representations learned by Prior Company Counsel in the course of one or more Existing Representations, whether or not such information is subject to the attorney-client privilege of the Company Group or Prior Company Counsel’s duty of confidentiality as to the Company Group and whether or not such disclosure is made before or after the Distribution Effective Time.

6.18 Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, clause, Exhibit, and Schedule are references to the Articles, Sections, paragraphs, clauses, Exhibits, and Schedules of this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) references to “days” shall mean calendar days unless otherwise specified; (i) provisions of this Agreement shall apply, when appropriate, to successive events and transactions; (j) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (k) the Company and NewCo have each participated in the negotiation and drafting of this Agreement, and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any provision of this Agreement or any interim drafts hereof; (l) a reference to any Person includes such Person’s successors and permitted assigns; (m) references to any Law shall be deemed to refer to such Law as amended from time to time and to any rules or regulations promulgated thereunder; and (n) references to “related to” or “exclusively related to,” when used with respect to any Asset or Liability of the Company Group, refer to such Asset or Liability’s relation to the SPR202 Business in the ordinary course of business, disregarding the presence of such Asset or Liability on the consolidated financial statements or other books or records of the Company prior to the Separation.

[Signature Page Follows]

***

In Witness Whereof, the Parties have caused this Agreement to be executed as of the date first written above by their respective duly authorized officers.

Spruce Biosciences, Inc.

By: /s/ Javier Szwarcberg

Name: Javier Szwarcberg, M.D.,MPH

Title: Chief Executive Officer

Adrenyx Biosciences, Inc.

By: /s/ Samir Gharib

Name: Samir Gharib

Title: Chief Executive Officer

1